Exhibit 99.1

Speranza Therapeutics announces letter of intent to merge with public company, Odyssey Health Inc.

BOCA RATON, Fla. (PRWEB) June 28, 2023 Speranza Therapeutics, Inc. (“Speranza”), a medical technology company dedicated to providing better patient outcomes by addressing large, underserved markets, and Odyssey Health Inc (OTC: ODYY) or (“Odyssey”), a publicly traded medical device company, have executed a non- binding letter of intent to merge.

“We are excited about the prospects of joining the Odyssey team and leveraging the public markets to commercialize much needed products to help battle opioid addiction and other serious diseases and conditions.” said Sal Rafanelli, President, and CEO of Speranza.

Speranza Therapeutics, Inc. (“Speranza”), a medical technology company dedicated to providing better patient outcomes by addressing large, underserved markets, and Odyssey Health Inc (OTC: ODYY) or (“Odyssey”), a publicly traded medical device company, have executed a non- binding letter of intent to merge.

Speranza’s lead product, ST Genesis, is a wearable device used to reduce opioid related withdrawal symptoms through percutaneous nerve stimulation and addresses a $1.4 billion market. The device is:

•	A wearable non-drug treatment, with a 93% response rate
•	FDA cleared; and
•	Commercialized in the United States with a recently awarded CPT reimbursement code.

A non-binding letter of intent for the merger was executed on June 23, 2023.

The transaction contemplates that Speranza will become a wholly owned subsidiary of Odyssey through an all-stock deal. Speranza management will remain post-closing and continue the commercialization efforts of the ST Genesis as well as other products in its pipeline. The completion of the transaction is subject to further due diligence, financing, and other closing conditions.

Terms of the merger were not disclosed.

“We are excited about the prospects of joining the Odyssey team and leveraging the public markets to commercialize much needed products to help battle opioid addiction and other serious diseases and conditions,” said Sal Rafanelli, President, and CEO of Speranza. “Speranza management has years of experience in the pain management and addiction space and are confident in our ability to make our device widely available to those in need.”

About Speranza.

Speranza is a medical device and pharmaceutical company that has an FDA cleared device for use with Opioid addicted patients. Speranza is developing another product that will be available over the counter and will address a debilitating condition called oral mucositis (OM). OM occurs in patients receiving radiation and chemotherapy. The condition is very painful and causes many other complications for the cancer patient.

For more information, visit https://speranzatherapeutics.com.

River Corporate Advisors, LLC acted as exclusive financial advisor to Speranza.